West Coast Bancorp and Subsidiaries
December 31, 1999

EXHIBIT 21


WEST COAST BANCORP

Subsidiaries Of West Coast Bancorp


SUBSIDIARIES

Centennial Beneficial Loan Corp.*

Chancellor Financial Services, Inc.*

WCV, Inc. (formerly Heritage Thrift & Loan)*

North Orange County Bancorp*

Sunwest Leasing Corp.*

Sunwest Bank*

West Coast Reality Finance*

*All subsidiaries are California corporations